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FINAL TRANSCRIPT

Conference Call Transcript

NOK - Nokia “To extend leadership in enterprise mobility with acquisition of Intellisync” Conference Call

Event Date/Time: Nov. 16. 2005 / 4:15PM CET

Event Duration: N/A

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CORPORATE PARTICIPANTS

 Ulla James

 Nokia - VP - IR

 Mary McDowell

 Nokia - EVP, General Manager - Enterprise Solutions

 Woody Hobbs

 Intellisync - President, CEO

CONFERENCE CALL PARTICIPANTS

 Jeff Walkenhorst

 Banc of America - Analyst

 John Bucher

 Harris Nesbitt - Analyst

 Pablo Perez

 ThinkEquity - Analyst

 Avi Silver

 Bear Stearns - Analyst

 Paul Coster

 J.P. Morgan - Analyst

 Doug Roudish

 Brickside (ph) Capital - Analyst

 Matt Hoffman

 Moors & Cabot - Analyst

 Sandeep Malhotra

 Merrill Lynch - Analyst

 Richard Kramer

 Arete - Analyst

 Maynard Um

 UBS - Analyst

 Nicolas von Stackelberg

 Sal. Oppenheimer - Analyst

 Tavis McCourt

 Morgan Keegan - Analyst

 PRESENTATION

Operator

 Thank you for participating in Nokia’s briefing on the acquisition of Intellisync. My name is Judy, and I will be your conference facilitator. At this time, I would like to welcome everyone to Nokia’s briefing on the acquisition of Intellisync with our host, Ms. Ulla James, Vice President of Investor Relations. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer period. (OPERATOR INSTRUCTIONS).

I would now like to turn the call over to our host, Ms. Ulla James. Ms. James, you may begin.

 Ulla James  - Nokia - VP - IR

 Ladies and gentlemen, welcome to Nokia-Intellisync conference call. I am Ulla James, Vice President, Investor Relations. And Mary McDowell, Executive Vice President from Nokia Enterprise Solutions, and Woody Hobbs, CEO of Intellisync, are with me today.

During this call, we will be making forward-looking statements regarding the expected future benefits of the proposed merger, expected synergies of the proposed acquisitions, and other matters that involve known and unknown risks. In addition, there are uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from results expected or implied by the press release or conference call. Factors that could cause these differences are identified in more detail in our press release issued today, the proxy statement to be filed by Intellisync, on pages 12 to 22 in Nokia’s 2004 Form 20-F, and in Intellisync’s most recent Form 10-K filed with the SEC.

Our aim is to finish this call in approximately one hour. To view the supporting slides while listening to the call, please log on to Nokia.com/investor. This call will also be archived on our website.

With this, it is my pleasure to pass the call over to Mary McDowell. Mary, please.

 Mary McDowell  - Nokia - EVP, General Manager - Enterprise Solutions

 Thank you, Ulla, and welcome, everyone, to the call. I am very pleased to be able to give you more detail on the exciting news for Nokia and Intellisync today.

Many of you are familiar with the strategy that Nokia had announced earlier in 2004 around our drive for growth and expansion. And it called for building on our core franchise in consumer mobile devices and networks to operators and carriers, and branching out into new areas, primarily consumer multimedia and enterprise.

In early 2004, the Enterprise Solutions group was formed, both to strengthen our device presence among corporate customers as well as expand beyond the core device and security business to create a franchise in enterprise mobility, and today, represents a significant step along those ambitions.

The core strategy that we have within ES is around the extending the Connecting People theme for Nokia to the relevance in the corporate market, essentially enabling people with any device to connect over any type of network to corporate applications and information and be productive at anytime and anyplace with whatever information that they might find accessible. To achieve this strategy, we need to have capabilities in device, in secure connectivity, as well as in the software required to mobilize applications. And clearly, today is a key extension of our portfolio that helps us achieve this strategy.

If you look back to our activities over the past few months, you can see we’ve had very focused efforts along this strategy. Certainly better understanding the challenges and requirements of our customers, both corporate IT departments and users seeking to be more productive with mobile solutions as well as the ambitions of our carrier customers as they expand their enterprise presence.

We have taken steps to build a software business with the launch of the Nokia Business Center earlier this fall as well as with partnerships with Avaya and Cisco around advance voice solutions. We have also been focused around growing our security business, particularly in the mobile connectivity area with mobile VPN and other types of VPN technology.

And then most recently, we’ve been evolving our device portfolio with the launch of the Nokia E series. And these devices represent the first device that truly addresses the requirements of the IT department as well as end-users in a very attractive form factor that meets the security and manageability requirements of IT.

So we’ve been making a lot of progress over the past few months. But of course, we’re never standing still, and we have ambitions to accelerate our drive to become the leaders in enterprise mobility.

We believe that the acquisition of Intellisync will absolutely accelerate this ability and to capitalize on what we soon as a tremendous opportunity for corporate customers of all sizes to mobilize the applications and the enterprise. Our expectation is that Intellisync will broaden our customer base and provide technologies and products that help build the foundation for mobilizing applications beyond e-mail. The combination of the products, technologies, and a terrific team we think are a great complement to the assets of Nokia.

So from a Nokia standpoint, we start with the heritage in mobility — number two franchise in the security firewall market, number one worldwide position in VoIP and great channel capability — certainly broad operator coverage on a global basis as well as a presence in IT distribution. We will now complement this with the strong capabilities of Intellisync — in particular, their multi-device and multi-platform support, which is a very important factor when dealing with IT departments that want to have flexibility in device choice. And certainly this is something we would continue to honor and nurture as part of Nokia — excellent penetration in leading carriers as well as with enterprises worldwide. And as I mentioned before, a skilled workforce that we’re very pleased to have as part of the Nokia family.

So with that, I’d like to turn the call over to Woody Hobbs for some comments from the Intellisync side.

 Woody Hobbs  - Intellisync - President, CEO

 Good morning from San Jose. And first up, for those of you who aren’t familiar with Intellisync or not as familiar, what we do is we’re the number one platform-independent wireless messaging company in the world. So we’re recognized as the global leader in wireless messaging and mobilization of applications. Our goal is to provide the best mobile experience over the widest array of platforms.

The “Powered by Intellisync” tagline to us means mobile ubiquity. And of course, ubiquity means any device, any application and any data source. This is what’s really made us very useful in the enterprise — the enterprise can count on us supporting a wide variety of their databases and applications. And no matter what devices their people bring to them, we’ve been willing to support them. And so this makes us very, very powerful.

In addition, Intellisync software leads across the mobile markets because we support the three pillars that are really required to make mobile messaging useful in the enterprise. First of all, what we all know about is wireless email. And we recently added instant messaging. And we’re combining those to create a unified messaging product. And we are currently preprovisioned on many new devices. So we feel like we have a very strong presence there, second only to RIM right now.

We also have a strong security and device management product. We enable the enterprise and the carriers to deploy both highly secure applications and also to make sure that their customers can manage their products — the IT organization within the enterprise can manage those products.

And last, but certainly not least, the ultimate goal here is mobilize enterprise applications so that CRM applications and other large deployments — we have some very large installations in the pharmacy the industry — to enable the enterprise to mobilize those applications, to do it quickly, to do it inexpensively, and to protects their investment.

And with that, I’ll turn it back over to Mary.

 Mary McDowell  - Nokia - EVP, General Manager - Enterprise Solutions

 Thank you, Woody. Just speaking about the expected synergies, the premise behind this deal is strong participation in the growing market for mobilized applications. You have heard us talk about the potential we see in mobile e-mail, with a very small percentage of corporate e-mailboxes being mobilized today. But e-mail really represents really just the tip of the iceberg and as you look at other types of applications and device management and the other requirements to enable a truly mobile experience for businesses of all sizes, the assets of Intellisync really help further the Nokia ambition.

So Intellisync capabilities include the integrated messaging, the security and device management, as well as a broad approach to mobilizing applications. And we think that complements very nicely the secure conductivity products of Nokia, our capabilities in e-mail and enterprise VoIP, the strong heritage in devices as well as our services capabilities. So from a product portfolio standpoint, this broadens and deepens our capability to address multiple platforms, customers of all sizes, and all types of devices.

In terms of other synergies, we’re very complementary from a go-to-market capability as well — Nokia with the global presence with the carriers. We have an enterprise sales force today primarily selling our security products as well as presence with IT distributors, resellers, and large systems integrators.

From an Intellisync standpoint, they bring a very strong and capable software sales force, selling both to carriers and enterprises, and we think that will mesh very nicely with the capabilities of the Nokia enterprise sales force. As well, the multi-device support and multi-platform supports means that we can be at the core of any company’s, and hopefully, most companies’ mobility solutions.

If we turn now to the transaction summary, under the terms of the agreement, Intellisync stockholders will receive $5.25 per share in cash for each Intellisync common share. And this implies an enterprise value of approximately 430 million U.S. dollars or approximately 368 million euros on a fully diluted basis. We expect that the transaction will be completed in the first quarter of 2006.

So if I sum this all up, as we have said, our ambitions are very high for Nokia in the enterprise. And we want to be at the forefront of enterprise mobility. And so the software assets and the tremendous talent of Intellisync we think goes a long way to accelerating the achievement of our ambitions here. We think this combination enhances mobile software solutions for the enterprise customer, and allows us to address a broad range of requirements.

As well, the support for multiple device senders and platforms means that we can fit nicely into a number of different scenarios. Regardless of the platform, the data source, application, or network, we can create a solution that will meet the customer’s requirement. In addition, this expands us from a stronghold with some of the GSM carriers to also address some of the CDMA customers that Intellisync has. And so that is a key expansion for us.

So together, we think that we will be a collective market force, combining our respective strengths to be recognized as a leader in enterprise mobility going forward.

 Ulla James  - Nokia - VP - IR

 Thank you, Mary, and we are now to continue with a Q&A session. The floor is open for investors, analysts, and media. In order for us to be able to remember and answer the questions properly, please limit yourself to one question only. Operator, please go ahead.

 QUESTION AND ANSWER

Operator

 (OPERATOR INSTRUCTIONS) Tim Long, Banc of America.

 Jeff Walkenhorst  - Banc of America - Analyst

 It’s Jeff Walkenhorst for Tim Long. I’m wondering if you could talk about Nokia’s strategy with respect to the other e-mail platforms, including BlackBerry Connect, and what sort of overlap there may be between what you’ve acquired today through Intellisync and BlackBerry Connect, etc.?

 Mary McDowell  - Nokia - EVP, General Manager - Enterprise Solutions

 That’s a great question. Clearly, there are a variety of e-mail solutions in the market. And operators tend to want to have specific offerings for their target customers. And so our intent is to continue to partner with RIM and Cisco and Good and the other e-mail partners as demanded by our operator customers to provide the variants (ph) on the devices that they want to sell. So no change to the partner e-mail strategy that we had previously communicated.

 Jeff Walkenhorst  - Banc of America - Analyst

 And in terms of embedding the different clients in your devices, will there be a certain preference towards any one or the other? Or will you base that upon what carriers design?

 Mary McDowell  - Nokia - EVP, General Manager - Enterprise Solutions

 The intent is to respond to the carrier requirements. So for example, Vodafone has an arrangement with Visto. And it’s important that we support the Visto client for those customers. And we would continue to do that. And so we would respect those preferences.

Operator

 John Bucher, Harris Nesbitt.

 John Bucher  - Harris Nesbitt - Analyst

 Mary, I’m wondering if you or Woody have had a chance to talk with some of the customers —carrier and enterprise customers and just get an idea of how they are going to — how they might view this. It appears that Intellisync has made some nice traction recently.

 Mary McDowell  - Nokia - EVP, General Manager - Enterprise Solutions

 So the short answer to that is no. You guys were the first on our list to talk to — and as we announce it to the market. But clearly, we’ll be following up with customers. And we anticipate that they will be delighted. I don’t know, Woody, if you want to add to that —?

 Woody Hobbs  - Intellisync - President, CEO

 I think bringing the resources of Nokia to Intellisync is a positive thing for the carrier and Mary has already endorsed the concept of supporting multiple choices. So the carriers should see quite a few positives in this announcement.

Operator

 Pablo Perez, ThinkEquity.

 Pablo Perez  - ThinkEquity - Analyst

 Actually, this is a question both for Woody and for Nokia. Intellisync has a strategy of being a white label, which has served the Company pretty well with Verizon, Devo (ph), and other carriers that they’re supplying right now. The question is given Nokia’s strong bias to push its own brands, what are the plans for Intellisync’s white label strategy?

 Mary McDowell  - Nokia - EVP, General Manager - Enterprise Solutions

 Our intent would be to continue with the strategies that have made Intellisync such a successful part of carriers’ e-mail offerings today. As an example, when we launched our Nokia Business Center product, it was our intent to support it in a white-label configuration for our operators. So where that is an accepted business practice and the preference of the operator, we would certainly respect that.

Operator

 Wojtek Uzdelewicz, Bear Stearns.

 Avi Silver  - Bear Stearns - Analyst

 It’s actually for Avi Silver for Wojtek. I had two questions. First of all, I wanted to ask about what you are doing to ensure smooth integration, and more importantly, management retention — from a compensation standpoint, what measures you’re taking to ensure management retention long-term? And I guess in that context, how you’re approaching this acquisition relative to previous acquisitions?

My second question is with regard to CDMA, I understand Intellisync has some strong CDMA carrier relationships in the U.S. Nokia has clearly had a very impressive GSM-WCDMA product portfolio, but we haven’t seen much in the way of CDMA in the U.S. recently, particularly with EVDO. So my question is what are Nokia’s plans for this segment of the market, particularly as it relates to EVDO products and chipset procurement as well?

 Mary McDowell  - Nokia - EVP, General Manager - Enterprise Solutions

 Okay, so we’re taking a very disciplined approach to the integration with formalized processes, and adhering to best practices around retention of personnel and things like that. So it can’t share many of the specifics — only to assure you that that has been a careful part of the planning. We think for the employees of Intellisync that this represents a great opportunity. With the additional resources of Nokia, the intent is the greatest business at an accelerated pace. So we think that represents great news to the people that have worked so hard to build the asset to its current strength.

On the CDMA front, clearly, we have very strong relationships with the GSM and WCDMA carriers. We do have relationships with many of the CDMA carriers — for example, Verizon. But clearly, the opportunity to offer mobile solutions for CDMA carriers gives us a chance to strengthen that relationship. I don’t have any additional comments on chipset or device plans in the CDMA market.

Operator

 Paul Coster, J.P. Morgan.

 Paul Coster  - J.P. Morgan - Analyst

 Can I just start by apologizing — I didn’t hear the beginning of the call, so if this is a repeat, just we’ll skip — but a couple of things. First of all, what is the intention of — the branding intention for the Intellisync Enterprise Solutions on a go-forward basis? And second question is does this require revisions to any of the existing contracts, specifically with the carriers? And then I’ve got one follow-up.

 Mary McDowell  - Nokia - EVP, General Manager - Enterprise Solutions

 Okay, we covered the branding point already, but there would be no change to the successful Intellisync strategy. And we don’t have any anticipated revisions on the contract side.

 Paul Coster  - J.P. Morgan - Analyst

 Okay, and then finally, you have relationships — or Intellisync has relationships with, amongst others, Palm, RIM on the OEM side, and Microsoft, I believe, in terms of development strategy. Does this change those relationships in any material way near-term or long-term?

 Mary McDowell  - Nokia - EVP, General Manager - Enterprise Solutions

 Clearly not, and so we will manage this in a way that protects the interest of the partners that do have competing device businesses to make sure that there is no carryover. So they can be assured that Intellisync within Nokia will be a strong partner for them going forward.

Operator

 Doug Roudish (ph), Brickside (ph) Capital.

 Doug Roudish  - Brickside (ph) Capital - Analyst

 Two questions. First of all, I just want to make sure I understand a little better the segmentation between your own solution — the Nokia One stuff you announced a little bit ago — and Intellisync, from a pricing and target customer perspective — both consumer and enterprise?

 Mary McDowell  - Nokia - EVP, General Manager - Enterprise Solutions

 Right. I think it’s fair to say that the Nokia Business Center solution was primarily aimed at corporate customers by offering a fairly substantial — substantially different value proposition from some of the other players. But it was limited to Linux-based servers and primarily Nokia devices.

And so we complement that with the corporate e-mail assets of Intellisync that are multi-platform, multi-device, multi-application, as well as other capabilities in device management, device security and other assets that allow us to have the full fleet of mobilization capabilities. So we think these things are complementary.

 Doug Roudish  - Brickside (ph) Capital - Analyst

 And you intend to drive this solution more towards the mid-level enterprise and consumer space — sort of and make it ubiquitous, or is it also targeted at the higher-end corporate space?

 Mary McDowell  - Nokia - EVP, General Manager - Enterprise Solutions

 Also targeted at the higher-end corporate space. In fact, Intellisync today is in 50% of the Fortune 1000 accounts. Woody, I don’t know if you want to comment on the enterprise presence of Intellisync —?

 Woody Hobbs  - Intellisync - President, CEO

 I think we have — in terms of mobilization of the enterprise where an off-the-shelf solution is being deployed some of the largest installations out there. We’ve got a number of accounts with over 10,000 seats. So this is clearly for the higher end. And we’ve got large accounts like General electric and Pfizer and Unisys that are very large accounts. We expect to keep them and grow them.

 Doug Roudish  - Brickside (ph) Capital - Analyst

 Great. And then second question, I just want to understand — similar to what I think the guys from Bear Stearns asked, is there a secondary objective here — i.e., for example, a strong Intellisync account is a Verizon, that it could potentially strengthen your relationship on the device side of things as well?

 Mary McDowell  - Nokia - EVP, General Manager - Enterprise Solutions

 The premise of the deal was around strengthening our position in enterprise mobility. Clearly, this offers us an opportunity to strengthen relationships with carriers by offering an expanded portfolio of products. But it’s not intended to be a backdoor into incremental device sales.

Operator

 Matt Hoffman, Moors & Cabot.

 Matt Hoffman  - Moors & Cabot - Analyst

 A couple of housekeeping questions here, Mary. What’s your headcount in enterprise today, and what will it be after the acquisition is completed? And second, do you see any impact on 2006 operating margins because of the acquisition?

 Mary McDowell  - Nokia - EVP, General Manager - Enterprise Solutions

 Right. So Enterprise Solutions today is about 2,100 employees. Intellisync has 450 employees. We do have a stated profitability goal for Enterprise Solutions to achieve profit in the first half of ‘06. We do think that this acquisition will impact that. And so we’re now looking at a profitable 2007.

 Matt Hoffman  - Moors & Cabot - Analyst

 You’re saying that you will be profitable for 2006 now?

 Mary McDowell  - Nokia - EVP, General Manager - Enterprise Solutions

 No.

 Matt Hoffman  - Moors & Cabot - Analyst

 I’m sorry; I didn’t understand.

 Mary McDowell  - Nokia - EVP, General Manager - Enterprise Solutions

 The stated goal was to achieve profitability in the first half of ‘06. (multiple speakers) As a result of this, that moves out.

Operator

 Sandeep Malhotra, Merrill Lynch.

 Sandeep Malhotra  - Merrill Lynch - Analyst

 Could you comment a little bit about your acquisition strategy going forward as it relates to other areas where you see the need to bring expertise in-house?

 Mary McDowell  - Nokia - EVP, General Manager - Enterprise Solutions

 Well, clearly, we are open to inorganic opportunities to grow our business, but I don’t have any specific areas to comment on today. I think we’re going to be busy hopefully doing a great job of integrating for some period of time.

Operator

 Richard Kramer, Arete.

 Richard Kramer  - Arete - Analyst

 Two quick questions. First of all, I noticed Intellisync doesn’t have any 10% customers in their very large number of terminal manufacturers listed. Can you give us a sense of who some of the largest Intellisync customers are, and indeed, if Nokia was a substantial customer in any way for Intellisync in the FY ‘05?

And second, could you speak a little bit to compatibility with Series 60 developments at Nokia? We understand there are several more waves of releases coming of Series 60 products and Series 60 functionality. Can you talk about how Intellisync might or might not fit in currently, or what needs to be done to make it fit in with Series 60 platforms?

 Mary McDowell  - Nokia - EVP, General Manager - Enterprise Solutions

 I’ll address (multiple speakers) — okay, I’ll do the second part first, and then turn it over to Woody to talk about the customers. The relationship between Nokia and Intellisync is that Intellisync has been a Forum (ph) Nokia partner. And as part of that, had been in the process of working on Series 60 and Series 80 clients.

 Woody Hobbs  - Intellisync - President, CEO

 And we do have at least one, and at some times, more than one in a quarter 10% customer — more than 10% customers. I’m sorry; what was the second part of your question about the (multiple speakers) —

 Richard Kramer  - Arete - Analyst

 Well, who were those 10% customers in previous quarters? And indeed, what level — would Nokia have shown up as one of your significant customers at any stage?

 Woody Hobbs  - Intellisync - President, CEO

 No, Nokia has not shown up as one of our significant customers. And the way that we have only identified significant customers is in the quarter that they were significant, we have to file their contract. So in the past, you will see that Ingram Micro, because they do our retail sales, has been there. RIM has been there, and Verizon has been there. I believe possibly Sony has been there in the past as well.

 Richard Kramer  - Arete - Analyst

 And Mary, is there going to be a substantial development effort to bring Series 60 and Intellisync functionality together? Or was that something you feel is today already largely done?

 Mary McDowell  - Nokia - EVP, General Manager - Enterprise Solutions

 I don’t know — I can’t comment on the specific development milestones. But I do know the work has already been initiated.

Operator

 Maynard Um, UBS.

 Maynard Um  - UBS - Analyst

 Thank you. Apologies if I missed this — can you elaborate on the number of subscribers for — just for enterprise e-mail that you have today? And of the enterprises that you noted 10,000-plus seats, are these all for wireless email users, or are some of them related to other products like device management, etc.?

 Woody Hobbs  - Intellisync - President, CEO

 This is Woody. And we have never announced the split between the seats on wireless email for the carrier and the enterprise. And this is not something we’re going to do today. Some time ago, we announced that we had over 0.5 million seats in total.

And when we — the second part of the question was in our enterprise seats — customers where we have over 10,000, those are indeed in wireless field force mobility. And they are in our case pretty much always that. Some of them are just pure sync. But we also have wireless enterprise mobility.

 Maynard Um  - UBS - Analyst

 And could you just elaborate maybe what kind of devices in those 10,000 seats — what kind of devices that they’re largely using?

 Woody Hobbs  - Intellisync - President, CEO

 Well, for example, Pfizer uses laptops. And other customers use — Microsoft — there’s a variety of devices out there. So the point of us — for example, some of our device management accounts, like Target, are using symbol (ph) devices.

Operator

 Nicolas von Stackelberg, Sal. Oppenheimer.

 Nicolas von Stackelberg  - Sal. Oppenheimer - Analyst

 Just going back to the question of your prime partners in the OEM handset space, any reactions from their side regarding their views on whether they intend to continue to use your proposition going forward? Clearly, there’s at least the danger that Intellisync will be seen as impartial going forward.

 Woody Hobbs  - Intellisync - President, CEO

 Well, I don’t think that — we haven’t had a chance to get the reaction yet, because this is the early part of the announcement period. We will have to over the next few days get the response to that. And I’m sure that Nokia will want to talk to them and reassure them that we’re going to continue with our open strategy.

 Nicolas von Stackelberg  - Sal. Oppenheimer - Analyst

 Well, maybe a different way to ask the same question, really — what would be the milestones that investors should look out for to gain confidence that this actually works the way you intend it to work?

 Woody Hobbs  - Intellisync - President, CEO

 Mary, would you like to answer that?

 Mary McDowell  - Nokia - EVP, General Manager - Enterprise Solutions

 I think it goes back to what Woody was saying, that clearly, we’re going to start having the conversations with customers and letting them know that the platform agnosticism and device agnosticism that’s been a pillar of the Intellisync strategy is something that’s going to be honored as it’s integrated as part of Nokia. I think it’s probably too early to comment on what specific investment milestones would be.

Operator

 Tavis McCourt, Morgan Keegan.

 Tavis McCourt  - Morgan Keegan - Analyst

 Mary, you mentioned before in reference to Nokia Business Center — in the past tense, but I wanted to make sure you are still going to be offering that. Is that correct?

 Mary McDowell  - Nokia - EVP, General Manager - Enterprise Solutions

 Yes, absolutely.

 Tavis McCourt  - Morgan Keegan - Analyst

 Okay, and then Woody, would you expect, or Mary, would you expect any difference in levels of R&D or sales and marketing investment at Intellisync now that you’re under the Nokia umbrella? Were you held back at all being a public company in this regard?

 Mary McDowell  - Nokia - EVP, General Manager - Enterprise Solutions

 I can’t speak to the specific things that happened at Intellisync prior to today. But certainly one of the premises of the deal is that the global operator strength of Nokia can be an asset in increasing the revenues and the opportunities to bring the Intellisync suite of products to a broader set of customers. So that’s clearly our intent — is to leverage the global strength that Nokia does have with carriers and use that to drive incremental business.

 Ulla James  - Nokia - VP - IR

 Thank you. And ladies and gentlemen, this now concludes our conference call. I would just like to remind you that during the call today, we have made a number of forward-looking statements that involves risk and uncertainty. Actual results may therefore differ materially from the results currently expected. Factors that could cause such differences are identified in more detail in the press release, the proxy statement to be filed by Intellisync on pages 12 to 22 in last year (ph) — 2004 Form 20-F, and also in Intellisync’s most recent Form 10-K filed with the SEC. Thank you, and have a nice day.

Operator

 Thank you for participating in today’s Nokia conference call. You may disconnect at this time.

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Additional Information and Where to Find It

Intellisync has agreed to file a proxy statement in connection with the proposed acquisition. The proxy statement will be mailed to the stockholders of Intellisync. Intellisync’s stockholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the acquisition and Intellisync. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission (the “SEC”) at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Intellisync by going to Intellisync’s Investor Relations page on its corporate website at www.Intellisync.com.

In addition, Intellisync and its officers and directors may be deemed to be participants in the solicitation of proxies from Intellisync's stockholders with respect to the acquisition. A description of any interests that Intellisync's officers and directors have in the acquisition will be available in the proxy statement. In addition, Nokia may be deemed to be participating in the solicitation of proxies from Intellisync's stockholders in favor of the approval of the acquisition. Information concerning Nokia's directors and executive officers is set forth in Nokia's proxy material for its 2005 annual general meeting, which was filed with the SEC on February 14, 2005, and Nokia's 2004 annual report on Form 20-F filed with the SEC on March 8, 2005. These documents are available free of charge at the SEC's web site at www.sec.gov or by going to Nokia's Investor Relations page on its corporate website at www.Nokia.com.

Note about Forward Looking Statements

Forward-looking statements in this transcript, including but not limited to statements related to the proposed acquisition, the timing and ability of the companies to successfully complete the proposed acquisition, potential combined product offerings by Nokia following completion of the transaction, the impact of the transaction on Nokia’s position in the marketplace, the plans for integration of the two companies, titles and positions or executives, the outcomes and voting decisions of directors and shareholders, and comments regarding strategic options facing the Company and potential outcomes of any discussions or decisions, are based on current expectations and beliefs and are subject to numerous risks and uncertainties that could cause actual results to differ materially. Factors that could cause actual results to differ materially include risks associated with uncertainties related to the approval of the transaction by Intellisync’s shareholders and by regulatory authorities, the effect of continued weakness of general economic factors on the overall demand for Intellisync's products and services, the timing of market adoption and movement toward mobile solutions and data synchronization solutions, the ability of Intellisync to offer its products and services into new territories and markets, the market adoption of new mobile devices, margin erosion, market shrinkage, economic uncertainty related to terrorism and conflict in the Middle East and elsewhere in the world, timely introduction, availability and acceptance of new products, the impact of competitive products and pricing, as well as additional risk factors, as discussed in the "Risk Factors" section of Intellisync's Annual Report on Form 10-K for the year ended July 31, 2005 and Intellisync's quarterly reports filed from time to time with the U.S. Securities and Exchange Commission. Intellisync disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this transcript.